Schedule 13E-3 Exhibit (d)(1)

                        BANKUNITED FINANCIAL CORPORATION
                           OFFER TO PURCHASE FOR CASH
                    ANY AND ALL OF ITS OUTSTANDING SHARES OF
                   9% NONCUMULATIVE PERPETUAL PREFERRED STOCK
                             AT $10.25 NET PER SHARE

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
       NEW YORK CITY TIME, ON FRIDAY, AUGUST 15, 1997, UNLESS THE OFFER IS
                                    EXTENDED.

            BankUnited Financial Corporation, a Florida corporation (the "Company"), is offering to purchase any and all of its outstanding shares of 9% Noncumulative Perpetual Preferred Stock (the "Shares"), at $10.25 per Share. net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

            Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after June 30, 1997.

            THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 9.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THEIR AFFILIATES OWN AN AGGREGATE OF 14,300 SHARES, AND THE COMPANY HAS BEEN ADVISED THAT ALL OF THESE PERSONS HAVE INDICATED THEIR INTENTION TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

            The Shares trade on the NASDAQ National Market System ("NASDAQ NMS") under the symbol "BKUNO." As of the close of business on July 14, 1997, the bid price of the Shares as reported on the NASDAQ NMS was $10.25 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

            Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

July 16, 1997


                                    IMPORTANT

            Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the letter of Transmittal, mail or deliver it and any other required documents to American
Stock Transfer & Trust Company (the "Depositary"), and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth under "Book-Entry Transfer' in Section 6 hereof or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth under "Guaranteed Delivery" in Section 6 hereof.

            NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF
OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE
OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN
OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH
INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.

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                                TABLE OF CONTENTS

SECTION                                                                                                            PAGE
SUMMARY...............................................................................................................i

INTRODUCTION..........................................................................................................1

SPECIAL FACTORS.......................................................................................................2

I.          Purpose of the Offer; Certain Effects of the Offer; Plans of the Company
            After the Offer...........................................................................................2

2.          Certain Federal Income Tax Consequences...................................................................3

3.          Fairness of the Offer; Reports and Opinions...............................................................6

4.          Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights..............................7

THE OFFER.............................................................................................................7

5.          Number of Shares; Expiration Date; Extension of the Offer.................................................7

6.          Procedure for Tendering Shares............................................................................8

7.          Withdrawal Rights.........................................................................................9

8.          Acceptance for Payment of Shares and Payment of Purchase Price...........................................10

9.          Certain Conditions of the Offer..........................................................................11

10.         Price Range of Shares; Dividends; Trading Volume.........................................................13

11.         Certain Information Concerning the Company...............................................................13

12.         Source and Amount of Funds...............................................................................17

13.         Transactions and Agreements Concerning the Shares and Other Securities
            of the Company...........................................................................................17

14.         Extension of Tender Period; Termination; Amendments......................................................18

15.         Fees and Expenses........................................................................................18

16.         Miscellaneous............................................................................................19

Directors and Executive Officers of the Company .............................................................Schedule A

                                     SUMMARY

            This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in the Offer to Purchase.

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
The Company............................................   BankUnited Financial Corporation, a Florida corporation.

The Shares.............................................   Shares of the Company's 9% Noncumulative Perpetual Preferred Stock,
                                                          par value $.01 per share, liquidation preference $10.00 per share.

Number of Shares Sought................................   1,150,000 (all of the Shares outstanding).

Purchase Price.........................................   $10.25 per Share, net to the seller in cash.

Expiration Date of Offer...............................   Friday, August 15, 1997, at 5.00 p.m., New York City time, unless extended by the Company.

How to Tender Shares...................................   See Section 6. For further information, call the Information Agent or consult your broker for assistance.

Withdrawal Rights......................................   Tendered Shares may be withdrawn at any time until the Expiration Date of the Offer and, unless previously purchased, after September 10, 1997.
                                                          See Section 7.

Market Price of shares.................................   On July 14, 1997, the bid price of the Shares on the NASDAQ NMS was
                                                          $10.25 per Share.  See Section 10.

Dividends..............................................   Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after
                                                          June 30, 1997.  See Section 10.

Purpose of Offer.......................................   The Company is making the Offer because it believes that, given the current market price of the Shares and the opportunity for the Company to replace the Shares with indebtedness, in the form of trust subsidiary borrowings, that has a lower after-tax cost, the purchase of the Shares pursuant to th economically attractive to the Company.  In addition, the
                                                          Offer gives holders of Shares the opportunity to sell their Shares without the usual transaction costs associated with a market sale. See
                                                          Section 1.

Certain Effects of offer...............................   The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public, or result in the Shares no longer being eligible for listing on the NASDAQ NMS.

Stock Transfer Tax.....................................   None, except as provided in Instruction 6 of the Letter of transmittal.

Payment Date...........................................   As promptly as practicable after the Expiration Date of the Offer.

Further Information....................................   Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Shareholder Communications Corporation,
                                                          17 State Street, New York, NY 10004, Tel:  (800) 733-8481, Ext. 481
                                                          (toll free).
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                                                                            i

To the Holders of 9% Noncumulative Perpetual Preferred Stock of BankUnited Financial Corporation:

                                  INTRODUCTION

            BankUnited Financial Corporation, a Florida corporation (the "Company"), is offering to purchase any and all of its outstanding shares of 9% Noncumulative Perpetual Preferred Stock, par value $.01 per share, liquidation preference $10.00 per share (the "Shares"), at $10.25 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

            THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 9.

            Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and Shareholder Communications Corporation (the "Information Agent") incurred in connection with the Offer. See Section 15. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 6.

            NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THEIR AFFILIATES OWN AN AGGREGATE OF 14,300 SHARES, AND THE COMPANY HAS BEEN ADVISED THAT ALL OF THESE PERSONS HAVE INDICATED THEIR INTENTION TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

            As of July 14, 1997, the Company had issued and outstanding 1,150,000 Shares, and there were 444 holders of record of Shares.

            The bid price of the Shares is reported on the NASDAQ NMS under the symbol "BKUNO." See Section 10. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                 SPECIAL FACTORS

1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

            The Company is making the Offer because it believes that, given the current market price of the Shares and the opportunity for the Company to replace the Shares with indebtedness, in the form of trust subsidiary borrowings, that has a lower after-tax cost, the purchase of the Shares pursuant to the Offer is economically attractive to the Company. Additionally, the Offer will enable the Company to reduce its annual administrative expenses in connection with servicing the accounts of holders of the Shares. The Board of Directors of the Company has authorized the Offer by a unanimous vote. Twelve of the sixteen directors are not employees of the Company.

            Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. The Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; or (g) any change in the Company's Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person.

            The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public or result in the Shares no longer being eligible for listing on the NASDAQ NMS. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as described below, and other factors.

            The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Shares are held by fewer than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of other of its outstanding securities) and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Shares.

            The Shares are redeemable by the Company at any time or from time to time after September 30, 1998 at a price per Share of $10.00, plus all accrued and unpaid dividends to the date of redemption. The Offer does not constitute a notice of redemption of the Shares pursuant to the Company's Articles of Incorporation, as amended, and owners of Shares are not under any obligation to accept the Offer or to remit their Shares to the Company pursuant to the Offer. The Company reserves the right to redeem Shares not purchased pursuant to the Offer at any time after September 30, 1998. The Shares have no preemptive or conversion rights and are not entitled to any sinking fund or similar fund. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of the Shares are entitled to a liquidation preference of $10.00 per Share, plus all accrued and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to any holder of the Company's common stock.

            Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.

            All Shares purchased by the Company pursuant to the Offer will be reclassified to the status of authorized but unissued shares of the Company's preferred stock.

            NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THEIR AFFILIATES OWN AN AGGREGATE OF 14,300 SHARES, AND THE COMPANY HAS BEEN ADVISED THAT ALL OF THESE PERSONS HAVE INDICATED THEIR INTENTION TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

2.          CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

            In General. The following summary is a general discussion of certain United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective or retroactive change. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax exempt organizations, insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a straddle, hedge or conversion transaction for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the tax matters discussed below. Accordingly, each shareholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

            Characterization of the Sale. A sale of Shares by a shareholder to the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such sale
(i) results in a "complete termination" of the shareholder's interest in the Company or (ii) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 tests"') are explained more fully below.

            If either of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year.

            If neither of the Section 302 tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering shareholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate shareholders eligible for the dividends-received deduction) the tendering shareholder's basis in the Shares sold pursuant to the Offer will be added to such shareholder's basis in its remaining stock in the Company, if any. No assurance can be given that either of the Section 302 tests will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the Company's allocable earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the shareholder's basis for such shareholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.

            CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether either of the Section 302 tests is satisfied, a shareholder must take into account not only the stock of the Company that is actually owned by the shareholder, but also stock of the Company that is constructively owned by the shareholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own stock of the Company actually owned, and in some cases constructively owned, by certain related individuals or entities in which the shareholder has an interest, or, in the case of shareholders that are entities, by certain individuals or entities that have an interest in the shareholder, and stock of the Company that the shareholder has the right to acquire by exercise of an option or by conversion. Dispositions or acquisitions of stock of the Company by a shareholder or related individuals or entities that are part of the same overall plan may be integrated with the sale of Shares pursuant to the Offer in determining whether either of the Section 302 tests has been satisfied.

            SECTION 302 TESTS. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

                        a. COMPLETE TERMINATION TEST. The receipt of cash by a
            shareholder will be a "complete termination" of the shareholder's interest if either (i) the shareholder does not own, actually or constructively, any stock of the Company other than the Shares sold pursuant to the Offer, or (ii) the shareholder does not actually own any stock of the Company other than the Shares sold pursuant to the Offer and, with respect to stock of the Company constructively owned by the shareholder that is not sold pursuant to the Offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such stock under procedures described in Section 302(c) of the Code. Shareholders considering making such a waiver should do so in consultation with their tax advisors.

                        b. NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. Even
            if the receipt of cash by a shareholder fails to satisfy the "complete termination" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company. The sale of Shares to the Company by a tendering shareholder should generally qualify as "not essentially equivalent to a dividend," absent other integrated purchase transactions. Shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to the application of that test in their particular situation.

            CORPORATE SHAREHOLDER DIVIDEND TREATMENT. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend, subject to applicable limitations. Corporate shareholders should consider the effect of
Section 246(c) of the Code, which disallows the dividends-received deduction with respect to stock that is held for 45 days or less (90 days or less in the case of preferred stock, if the shareholder receives dividends attributable to a period aggregating in excess of 366 days). For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the shareholder's tax basis in the Shares.

            In addition, because it is expected that the redemption of Shares will not be pro rata with respect to all shareholders, any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). A corporate shareholder receiving an "extraordinary dividend"' would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the shareholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs. The basis reduction rules of
Section 1059 also generally apply to dividends that exceed a threshold percentage of a shareholder's basis in its stock, unless the shareholder has held its stock for more than two years before the announcement date of such dividend. For purposes of applying Section 1059, all dividends received by a shareholder and having their ex- dividend dates within an 85-day period (expanded to a 365-day period in the case of dividends received in such period that in the aggregate exceed 20% of the shareholder's basis in its stock) are aggregated. Corporate shareholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to any dividends that may be paid with respect to the Shares, as well as the effect of pending legislation discussed below.

            FOREIGN SHAREHOLDERS. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident or the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

            Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign shareholder's address or to a properly completed Form 1001 furnished by the shareholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign shareholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the shareholder. The Company will determine a foreign shareholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the shareholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign shareholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.

            A foreign shareholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the shareholder satisfied one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

            BACKUP WITHHOLDING. See Section 6 with respect to the application of United States federal income tax backup withholding.

            PENDING LEGISLATION. Proposed legislation passed by both the House and the Senate would amend Section 1059 of the Code to require corporate shareholders to recognize gain immediately whenever the non-taxed portion of an extraordinary dividend exceeds the basis of stock with respect to which the dividend is received. Such legislation would also cause any amount characterized as a dividend due to the Section 318 option attribution rules to be treated as an extraordinary dividend under Section 1059 (with the legislation's gain recognition rule applied by taking into account only the basis of the stock redeemed). In addition, for dividends received or accrued more than 30 days after the date of enactment, the proposed legislation would require the 46-day (or 91-day) holding period under Section 246(c) of the Code to be satisfied over a period immediately before and/or after the ex-dividend date. It is uncertain whether the proposed legislation will be enacted and, if enacted, what form such legislation will take.

            The impact of pending and future tax legislation on the United States federal tax system, including possible effects on taxation of the Offer, is uncertain. Shareholders are advised to consult their own tax advisors as to these matters.

            THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.

3.          FAIRNESS OF THE OFFER; REPORTS AND OPINIONS.

            The Company believes the Offer is fair to holders of Shares. The Offer gives holders of Shares the opportunity to sell substantial amounts of Shares without driving down the bid price. The Offer will also provide shareholders with the opportunity to dispose of Shares without the usual transaction costs associated with a market sale. The Company also considered the fact that the Shares are redeemable after September 30, 1998 for $10.00 per Share, and depending on then current market conditions, the Company presently anticipates that it would elect to redeem any Shares outstanding at such time. The Company did not find it practicable to, and did not, quantify or otherwise assign relative weights to the aforementioned reasons it believes the Offer is fair to holders of Shares.

            Neither the Company nor its Board of Directors received any report, opinion (other than any opinion of counsel it may have received) or appraisal which is materially related to the Offer, including, but not limited to, any such report, opinion or appraisal relating to the consideration or the fairness of the consideration to he offered to the holders of the Shares or the fairness of such transaction to the Company. A majority of the directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the terms of the transaction.

4.         CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL
           RIGHTS.

            The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See Section 9.

            There is no shareholder vote required in connection with the Offer.

            There are no appraisal rights available to holders of Shares in connection with the Offer.

                                    THE OFFER

5.          NUMBER OF SHARES; EXPIRATION DATE; EXTENSION OF THE OFFER.

            Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 7) at the Purchase Price. The later of 5:00 p.m., New York City time, on Friday, August 15, 1997, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." The Offer is not conditioned on any minimum number of Shares being tendered.

            Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after June 30, 1997.

            If (i) the Company increases or decreases the price to be paid for Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

            The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See
Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

            For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

            Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

6.          PROCEDURE FOR TENDERING SHARES.

            PROPER TENDER OF SHARES. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duty executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

            BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer system of DTC may make delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with the procedures of DTC. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

            SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Placement Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions I and 5 of the Letter of Transmittal.

            GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

            (i)       such tender is made by or through an Eligible Institution;

            (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

            (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal (or photocopy thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

            The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

            THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS
IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

            FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN SHAREHOLDERS (AS DEFINED IN SECTION 2) MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN SHAREHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED IN SECTION 2). FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING SHAREHOLDERS, SEE SECTION 2. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR,

            DETERMINATIONS OF VALIDITY. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

            RULE 14E-4. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

7.          WITHDRAWAL RIGHTS.

            Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 10, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 7, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

            To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 6 at any time prior to the Expiration Date.

            All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

8.          ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

            Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and pay the Purchase Price for any and all Shares validly tendered. Thereafter, payment for all Shares accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

            For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

            If certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 9. Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with
DTC) as promptly as practicable without expense to the tendering shareholder.

            The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of

Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

9.          CERTAIN CONDITIONS OF THE OFFER.

            Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares tendered, if at any time on or after July 16, 1997, and before acceptance for payment of or payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

                        (a) there shall have been threatened, instituted or
            pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

                        (b) there shall have been any action threatened, pending
            or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) impose or seek to impose limitations on the ability of the Company to acquire or hold or to exercise full rights of ownership of the Shares, (iv) materially impair the contemplated benefits of the Offer to the Company or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

                        (c) it shall have been publicly disclosed or the Company
            shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of the common stock of the Company, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission on July 15, 1997), (ii) any such person or group that on or prior to July 15, 1997, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of the common stock of the Company representing 2% or more of the outstanding shares of such common stock, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares of the common stock of the Company, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-

            Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any or its subsidiaries or any of their respective assets or securities;

                        (d) there shall have occurred (i) any general suspension
            of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares,
            (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

                        (e) a tender or exchange offer with respect to some or
            all of the Shares (other than the Offer) or other shares of preferred stock of the Company or some or all of the common stock of the Company, or a merger, acquisition or other business combination proposal for the Company or any subsidiary, shall have been proposed, announced or made by a person other than the Company;

                        (f) there shall have occurred any event or events that
            have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries, taken as a whole or materially impair the contemplated benefits of the Offer;

                        (g) (i) Moody's Investors Service, Inc. ("Moody's") or
            Thomson BankWatch, Inc. ("Bankwatch") shall have downgraded or withdrawn the rating accorded any securities of the Company, or (ii) Moody's or Bankwatch shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of the Company; or

                        (h) there shall have occurred any decline in the S&P
            Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on July 15, 1997 and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

10.         PRICE RANGE OF SHARES; DIVIDENDS; TRADING VOLUME.

            The Shares trade on the NASDAQ NMS under the symbol "BKUNO." The following table sets forth the high and low bid prices of the Shares as reported on the NASDAQ NMS and the cash dividends per Share for the quarters indicated.

                                                               Bid Price             Bid Price                Cash Dividends
Fiscal Year                                                       High                  Low                      Per Share

1995 1st          Quarter......................................   $ 9                 $ 7 1/4                     $     .225
2nd               Quarter......................................   $ 9                 $ 7 1/4                     $     .225
3rd               Quarter......................................   $ 9 3/4             $ 8                         $     .225
4th               Quarter......................................   $10 3/4             $ 8 3/4                     $     .225

1996 1st          Quarter......................................   $10 1/2             $ 9 1/4                     $     .225
2nd               Quarter......................................   $10 1/4             $ 9                         $     .225
3rd               Quarter......................................   $10 1/8             $ 8 7/8                     $     .225
4th               Quarter......................................   $10 1/8             $ 8 1/2                     $     .225

1997 1st          Quarter......................................   $10 1/4             $ 9 5/8                     $     .225
2nd               Quarter......................................   $10 3/4             $ 9 5/8                     $     .225
3rd               Quarter......................................   $10 3/8             $ 9 1/2                     $     .225
4th               Quarter (through July 14, 1997)..............   $10 1/4             $10

Source: Bloomberg LP

                  As of the close of business on July 14, 1997, the bid price of the Shares as reported on the NASDAQ NMS was $10.25 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                  Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after June 30, 1997.

                  Florida law imposes certain legal restrictions on the Company's ability to pay dividends. As a general matter, Florida law provides that a distribution may not be made if after giving effect thereto (1) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (2) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

11.               CERTAIN INFORMATION CONCERNING THE COMPANY.

                  The Company is a Florida corporation organized in December 1992 for the purpose of becoming the savings and loan holding company for BankUnited, FSB (the "Bank"). This holding company reorganization, together with the Bank's conversion from a Florida-chartered stock savings bank (which commenced operations in October 1984) to a federally chartered stock savings bank, became effective on March 5, 1993. At March 31, 1997, the Company had $1.0 billion in deposits and $98.9 million in stockholders' equity. With over $1.4 billion in assets, the Company is the fourth largest publicly held depository institution headquartered in South Florida.

                  The Company currently has fourteen branch offices in Dade, Broward and Palm Beach Counties, Florida, and anticipates opening six or more additional branches by June 30, 1998. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in its market area single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on savings deposits and borrowings and non-interest expenses incurred in operations.

                  The Bank is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law.

                  The Company's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

                  Schedule A hereto sets forth the name, business address and present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company. Schedule A also sets forth the citizenship of each such director and executive officer.

SELECTED HISTORICAL FINANCIAL INFORMATION

      The information for, and as of the end of, the six months ended March 31, 1997 and 1996 is unaudited, but in the opinion of management reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results for the six months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The selected historical financial information should be read in conjunction with and is qualified in its entirety by reference to (i) the Company's Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996 (the "1996 10-K/A") and in the Company' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 (the "March 31, 1997 10-Q"); and (ii) the Consolidated Financial Statements and Notes thereto, contained in the Suncoast Savings and Loan Association, FSA ("Suncoast") Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and the Suncoast Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, since the Company acquired Suncoast on November 15, 1996 (subsequent to the Company's last fiscal year end). These reports may be obtained or inspected in the manner set forth in Section 16.

                                                                          AT OR FOR THE SIX               AT OR FOR
                                                                             MONTHS ENDED               THE FISCAL YEAR
                                                                               MARCH 31,              ENDED SEPTEMBER 30,
                                                                       -------------------------   ---------------------------
                                                                              1997(1)       1996           1996           1995
                                                                       -----------   -----------    -----------    -----------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income .....................................................  $    43,696   $    23,326    $    52,132    $    39,419
Interest expense ....................................................       27,241        16,030         34,622         26,305
                                                                       -----------   -----------    -----------    -----------
Net interest income before provision (credit) for loan losses .......       16,455         7,296         17,510         13,114
Provision (credit) for loan losses ..................................          415          (300)          (120)         1,221
                                                                       -----------   -----------    -----------    -----------
Net interest income after provision (credit) for loan losses ........       16,040         7,596         17,630         11,893
                                                                       -----------   -----------    -----------    -----------
Non-interest income:
Service fees ........................................................        1,449           281            597            423
Gain on sales of loans and mortgage-backed securities, net ..........            2             3              5            239
(Loss) gain on sales of other assets, net(2) ........................         --              (7)            (6)         9,569
Other ...............................................................          150            10             53              6
                                                                       -----------   -----------    -----------    -----------
  Total non-interest income .........................................        1,601           287            649         10,237
                                                                       -----------   -----------    -----------    -----------
Non-interest expense:
Employee compensation and benefits ..................................        4,436         2,023          4,275          3,997
Occupancy and equipment .............................................        1,615           786          1,801          1,727
Insurance (3) .......................................................          471           469          3,610          1,027
Professional fees ...................................................          542           477            929          1,269
Preferred Dividends of Trust Subsidiary .............................        1,355          --             --             --
Other ...............................................................        3,515         1,537          3,421          4,129
                                                                       -----------   -----------    -----------    -----------
  Total non-interest expense ........................................       11,934         5,292         14,036         12,149
                                                                       -----------   -----------    -----------    -----------

Income before income taxes and Preferred Stock dividends ............        5,707         2,591          4,243          9,981
Provision for income taxes ..........................................        2,265           987          1,657          3,741
                                                                       -----------   -----------    -----------    -----------
Net income before Preferred Stock dividends .........................        3,442         1,604          2,586          6,240
Preferred Stock dividends ...........................................        1,449         1,072          2,145          2,210
                                                                       -----------   -----------    -----------    -----------

Net income after Preferred Stock dividends ..........................  $     1,993   $       532    $       441    $     4,030
                                                                       ===========   ===========    ===========    ===========
FINANCIAL CONDITION DATA:
Total assets ........................................................  $ 1,453,161   $   738,491    $   824,360    $   608,415
Loans receivable, net, and mortgage-backed securities(4) ............    1,319,181       630,519        716,550        506,132
Investments, overnight deposits, tax certificates, repurchase agreements, certificates of deposits and other interest
  earning assets ....................................................       55,917        86,336         87,662         88,768
Total liabilities ...................................................    1,284,258       669,023        755,249        562,670
Deposits ............................................................    1,011,475       423,568        506,106        310,074
Borrowings ..........................................................      252,259       239,775        237,775        241,775
Trust Preferred Securities ..........................................       70,000          --             --             --
Total stockholders' equity ..........................................       98,903        69,468         69,111         45,745
Common stockholders' equity .........................................       64,799        45,155         44,807         21,096
PER COMMON SHARE DATA:
Primary earnings per common share and common equivalent share .......  $       .25   $       .18    $       .10    $      1.77
                                                                       ===========   ===========    ===========    ===========

Earnings per common share assuming full dilution ....................  $       .25   $       .18    $       .10    $      1.26
                                                                       ===========   ===========    ===========    ===========

Weighted average number of common shares and common equivalent shares assumed outstanding during the period:
  Primary ...........................................................    7,952,197     3,022,388      4,558,521      2,296,021
  Fully diluted .....................................................    8,674,187     3,035,458      4,558,521      4,158,564
Equity per common share .............................................  $      7.32   $      7.49    $      7.85    $     10.20
Fully converted tangible equity per common share ....................  $      6.50   $      7.16    $      7.13    $      8.15

                                                        (Continued on next page)


                                                                                    AT OR FOR THE SIX          AT OR FOR
                                                                                       MONTHS ENDED         THE FISCAL YEAR
                                                                                         MARCH 31,        ENDED SEPTEMBER 30,
                                                                                    ------------------    ------------------
                                                                                       1997(1)    1996       1996       1995
                                                                                    -------    -------    -------    -------

SELECTED FINANCIAL RATIOS:  (Annualized where appropriate)
PERFORMANCE RATIOS:
Return on average assets(5) .......................................................        .58%       .50%       .36%      1.10%
Return on average common equity ...................................................       8.37       4.10       1.30      22.60
Return on average total equity ....................................................       7.74       6.34       4.30      14.70
Interest rate spread ..............................................................       2.56       1.96       2.10       2.12
Net interest margin ...............................................................       2.91       2.35       2.51       2.39
Dividend payout ratio(6) ..........................................................      42.10      66.83      82.95      35.42
Ratio of earnings to combined fixed charges and preferred stock dividends(7):
   Excluding interest on deposits .................................................       1.37       1.10       1.05       1.52
   Including interest on deposits .................................................       1.11       1.05       1.02       1.21
Total loans, net, and mortgage-backed securities to
   total deposits .................................................................     130.42     148.86     141.58     163.13
Non-interest expenses to average assets ...........................................       1.79       1.65       1.97       2.14
Efficiency ratio(8) ...............................................................      62.80      68.60      76.45      14.58
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total loans ......................................        .82%       .95%       .99%      1.02%
Ratio of non-performing assets to total loans, real estate
  owned and tax certificates ......................................................        .93       1.24       1.14       1.35
Ratio of non-performing assets to total assets ....................................        .79        .99        .95       1.10
Ratio of charge-offs to total loans ...............................................        .04        .04        .08        .13
Ratio of loan loss allowance to total loans .......................................        .24        .38        .34        .32
Ratio of loan loss allowance to non-performing loans ..............................      28.92      40.24      33.74      31.54
CAPITAL RATIOS:
Ratio of average common equity to average total assets ............................       4.03%      4.06%      4.78%      3.14%
Ratio of average total equity to average total assets .............................       7.52       7.91       8.44       7.47
Tangible capital-to-assets ratio(9) ...............................................       8.39       7.10       7.01       7.09
Core capital-to-assets ratio(9) ...................................................       8.39       7.10       7.01       7.09
Risk-based capital-to-assets ratio(9) .............................................      13.34      14.97      14.19      15.79

(1) Includes operations of Suncoast from date of acquisition on November 15, 1996.
(2) In the fourth quarter of 1995, the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.
(3) In the fourth quarter of 1996, the Company recorded a one time SAIF special assessment of $2.6 million ($1.6 million after tax).
(4)         Does not include mortgage loans held for sale.
(5) Return on average assets is calculated before payment of preferred stock dividends.
(6) The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's preferred stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.
(7) The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.
(8) Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.
(9)         Regulatory capital ratio of the Bank.

                                 CAPITALIZATION

            The following table sets forth the consolidated capitalization of the Company as of March 31, 1997, and as adjusted to reflect (i) the consummation of the Offer assuming all of the outstanding Shares are tendered and purchased; and (ii) the consummation of an offering of 9.60% Cumulative Trust Preferred Securities of BankUnited Capital II, a subsidiary of the Company, which occurred on June 5, 1997. The following data should be read in conjunction with the selected historical financial information set forth above and the detailed information and financial statements included in the 1996 10-K/A and the March 31, 1997 10-Q and is qualified in its entirety by reference thereto.

                                                                                                                    AS
                                                                                       ACTUAL                   ADJUSTED
                                                                                       ------                   --------
                                                                                            (DOLLARS IN THOUSANDS,
                                                                                           EXCEPT PER SHARE AMOUNTS)
Deposits.........................................................................     $1,011,475               $1,011,475
FHLB advances.....................................................................       251,484                  251,484
Subordinated notes................................................................           775                      775
                                                                                      ----------               ----------
     Total deposits and borrowed funds............................................     1,263,734                1,263,734
                                                                                      ----------               ----------
Company Obligated Mandatorily Redeemable Preferred Securities of
   Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest
   Debentures of the Company......................................................        70,000                  116,000
                                                                                      ----------               ----------

Stockholders' equity:
 Preferred Stock, Series B, 8% Convertible and 9% Perpetual, $.01 par value;
   authorized--10,000,000 shares; issued and outstanding--
   2,998,688 shares(2)............................................................            30                       18
 Class A Common Stock, $.01 par value; authorized--30,000,000 shares;
   issued and outstanding--8,571,246 shares.......................................            85                       85
 Class B Common Stock, $.01 par value; authorized--3,000,000 shares,
   issued and outstanding--275,938 shares.........................................             3                        3
 Additional paid-in capital.......................................................        90,608                   78,832
 Retained earnings................................................................         9,272                    9,272
 Net unrealized losses on securities available for sale, net of tax...............        (1,095)                  (1,095)
                                                                                      ----------               ----------
    Total stockholders' equity....................................................        98,903                   87,115
                                                                                      ----------               ----------
    Total deposits, borrowed funds and stockholders' equity.......................    $1,432,637               $1,466,849
                                                                                      ==========               ==========

(1) Such shares had an aggregate liquidation preference of $34.1 million at March 31, 1997.


12.         SOURCE AND AMOUNT OF FUNDS.

            Assuming that the Company purchases all outstanding Shares pursuant to the Offer at the Purchase Price, the total amount required by the Company to purchase such Shares will be approximately $11.79 million, exclusive of fees and other expenses. The fees and expenses associated with the Offer are expected to be approximately $60,000.00. The source of funds for the Company's purchase of the Shares shall be the Company's working capital.

13.         TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

            The Company has been advised by its directors and executive officers that directors or executive officers of the Company and their affiliates own 14,300 Shares, and that these persons intend to tender their Shares pursuant to the Offer. Based upon the Company's records and upon information provided to the Company by its directors and executive officers, to the Company's knowledge, none of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares since October 1, 1994. Neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to any securities of the Company.

14.         EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

            The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 7. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 9 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

            If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the dealer's soliciting fee or (b) decrease the number of Shares it seeks.

15.         FEES AND EXPENSES.

            The Company has retained American Stock Transfer and Trust Company as Depositary and Shareholder Communications Corporation as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile transmission and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation of their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

            Certain directors or executive officers of the Company may, from time to time, contact shareholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any shareholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for this service.

            Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

            The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

            The expenses incurred, or estimated to be incurred, by the Company in connection with the Offer are set forth below. The Company will be responsible for paying all such expenses.

Solicitation Fees...................................................  $ 10,000
Printing and Mailing Fees............................................   15,000
Filing Fees .........................................................    2,300
Legal, Accounting and Miscellaneous..................................   30,000
                                                                      --------
            Total.................................................... $ 57,300
                                                                      ========

16.         MISCELLANEOUS.

            The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed a Rule 13e-4 Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which include certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Company's Schedules 13E-3 and 13E-4 may not be available at the Commission's regional offices. Reports, proxy statements and other information filed by Suncoast pursuant tot he informational requirements of the Exchange Act, prior to the acquisition of Suncoast by the Company, can be inspected and copies at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552 or at the OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

            The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders
of Shares in such state.   In those jurisdictions whose securities, blue sky or
other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                        BANKUNITED FINANCIAL CORPORATION

                                   SCHEDULE A

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

            The following table sets forth the name, business address, present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of the directors and executive officers of the Company. Unless otherwise indicated, all occupations, positions, offices or employments listed opposite any individual's name were held by such individual during the course of the last five years. Each individual listed below is a citizen of the United States.

                                       POSITIONS WITH COMPANY
               NAME            AGE     AND BUSINESS EXPERIENCE

Alfred R. Camner               52      Director, Chairman of the Board, Chief
255 Alhambra Circle                    Executive Officer and President of the
Coral Gables, FL 33134                 Company (1993 to present); Director,
                                       Chairman of the Board and Chief Executive
                                       Officer (1984 to present) and President
                                       (1984 to 1993, November 1994 to present) of the Bank; Senior Managing Director
                                       (1996 to present) and Managing Director
                                       of Stuzin and Camner, Professional
                                       Association, attorneys-at-law (1973 to
                                       present); Director and member of the
                                       Executive Committee of the Board of
                                       Directors of Loan America Financial
                                       Corporation, a national mortgage banking company (1985 to 1994); Director of CSW
                                       Associates, Inc., an asset management
                                       firm (1990 to 1995).

Lawrence H. Blum               53      Director and Vice Chairman of the Board
Rachlin, Cohen & Holtz                 of the Company (1993 to present) and the
1 S.E. 3rd Ave., 10th Floor            Bank (1984 to present); Managing Director
Miami, FL 33131                        (1992 to present) and partner (1974 to
                                       present) of Rachlin, Cohen & Holtz,
                                       certified public accountants.

Albert J. Finch(l)             59      Director and Vice Chairman of the Company
15 Dogwood Road                        and the Bank (November 1996 to present);
Hollywood, FL 33021                    President and sole owner of Finch
                                       Financial, Inc., a financial consulting
                                       firm (November 1996 to present);
                                       Director, Chairman of the Board and Chief
                                       Executive Officer of Suncoast Savings and
                                       Loan Association, FSA ("Suncoast") (1985 to November 1996); Chief Operating
                                       Officer and President of Suncoast (1992
                                       to November 1996).

James A. Dougherty             46      Director (December 1995 to present) and
255 Alhambra Circle                    Executive Vice President of the Company
Coral Gables, FL 33134                 (1994 to present); Director, Executive
                                       Vice President and Chief Operating
                                       Officer of the Bank (1994 to present);
                                       Executive Vice President of Retail
                                       Banking, Intercontinental Bank (1989 to
                                       1994).

Earline G. Ford                53      Director, Executive Vice President and
255 Alhambra Circle                    Treasurer of the Company (1993 to
Coral Gables, FL 33134                 present); Director (1984 to present),
                                       Executive Vice President (1990 to
                                       present), Senior Vice President-
                                       Administration (1988 to 1990), Treasurer
                                       (1984 to present) and Vice President-
                                       Administration (1984 to 1988) of the
                                       Bank; Legal Administrator of Stuzin and
                                       Camner, Professional Association,
                                       attorneys-at-law (1973 to 1996); Vice
                                       Chairman of CSW Associates, Inc., an
                                       asset management firm (1990 to 1995).

                                       POSITIONS WITH COMPANY
               NAME            AGE     AND BUSINESS EXPERIENCE

Marc D. Jacobson                54     Director of the Company (1993 to present)
Head-Beckham Ins. Agcy.                and the Bank (1984 to present); Vice
3050 Biscayne Blvd.                    President of Head-Beckham Insurance
Suite 412                              Agency, Inc. (1990 to present).
Miami, FL 33137

Allen M. Bernkrant              65     Director of the Company (1993 to present)
Heritage Manufacturing                 and the Bank (1985 to present); Private
4600 N.W. 135 St.                      investor in Miami, Florida (1990 to
Opalocka, FL 33054                     present).

Irving P. Cohen(l)              55     Director of the Company and the Bank
Thompson, Hine and Flory               (1996 to present); Director of Suncoast
1920 N Street, N.W.                    (1988 to 1996); Partner, Thompson Hine
Suite 800                              & Flory, attorneys at law (1995 to
Washington, DC 20036                   present); Parter, Semmes Bowen & Semmes,
                                       attorneys at law (1990 to 1995).

Bruce Friesner                  53     Director of the Company and the Bank
F&G Associates                         (1996 to present); Director of Loan
5431 N. 36th Court                     America Financial Corporation, a
Hollywood, FL 33021                    national mortgage banking company
                                       (1990-1994); Partner of F&G Associates,
                                       a commercial real estate development
                                       company (1972 to present).

Patricia L. Frost               58     Director of the Company (1993 to present)
4400 Biscayne Boulevard                and the Bank (1990 to present); Private
Miami, FL 33137                        investor in Miami, Florida (1993 to
                                       present); Principal, West Laboratory
                                       School, Coral Gables, Florida (1970 to
                                       1993).

Elia J. Giusti(l)               62     Director of the Company and the Bank
Lee Giusti Realty, Inc.               (1996 to present); Director of Suncoast
900 E. Broward Blvd.                   (1990 to 1996); President and principal
Suite A                                owner of Lee Giusti Realty, Inc. a real
Ft. Lauderdale, FL  33301              estate and mortgage brokerage firm (1982
                                       to present).

Marc Lipsitz                    55     Director and Secretary of the Company
550 Biltmore Way                       (1996 to present); Managing Director
Coral Gables, FL 33134                 (1996 to present) of Stuzin & Camner,
                                       P.A.; General Counsel of Jefferson
                                       National Bank (1993-1996); Partner,
                                       Stroock Stroock & Lavan, attorneys at law
                                       (1991-1993).

Norman E. Mains(l)              53     Director of the Company and the Bank
Chicago Mercantile Exchange            (1996 to present); Director of Suncoast
10 South Wacker Drive                  (1985 to 1996); Chief Economist and
North Tower - 6th Floor                Director of Research for the Chicago
Chicago, IL 60606                      Mercantile Exchange (1994 to present);
                                       President and Chief Operating Officer of
                                       Rodman & Renshaw Capital Group, Inc., a
                                       securities broker/dealer firm (1991 to
                                       1994).

                                       POSITIONS WITH COMPANY
               NAME            AGE     AND BUSINESS EXPERIENCE

Neil Messinger                 58      Director of the Company and the Bank
Baptist Hospital                       (1996 to present); Radiologist;
8900 N. Kendall Drive                  President, Radiological Associates, P.A.
Miami, FL                              (1986 to present); Chairman of Imaging
                                       Services of Baptist Hospital (1986 to
                                       present).

Christina Cuervo Migoya         31     Director of the Company and the Bank
Beacon Council                         (1995 to present); Executive Vice
80 S.W. 8th Street                     President, the Beacon Council (1996 to
Miami, FL 33130                        present); Assistant City Manager and
                                       Chief of Staff of the City of Miami (1992 to present); Assistant Vice President of United National Bank (1992); Assistant
                                       Vice President, First Union National Bank
                                       (formerly Southeast Bank, N.A.) (1986
                                       to 1992).

Anne W. Solloway (2)            80     Director of the Company (1993 to present)
8124 S.W. 87th Terrace                 and the Bank (1985 to present); Private
Miami, FL  33143                       investor in Miami, Florida.

OFFICERS OF THE COMPANY
  AND/OR THE BANK WHO
  ARE NOT DIRECTORS:

Charles A. Arnett               48     Executive Vice President of the Bank
255 Alhambra Circle                    (1995 to present); Executive Vice
Coral Gables, FL  33134                President of Intercontinental Bank
                                       (1991 to 1995); President and Chief
                                       Executive officer of Northridge Bank
                                       (1990-1991).

Samuel A. Milne                 46     Executive Vice President (1996 to
255 Alhambra Circle                    present) and Senior Vice President and
Coral Gables, FL 33134                 Chief Financial Officer of the Company
                                       and the Bank (May 1995 to present);
                                       Senior Vice President and Chief Financial
                                       Officer, Consolidated Bank (1992 to
                                       1995); Senior Vice President, Southeast
                                       Bank, N.A. (1984 to 1991).

Donald Putnam                   40     Executive Vice President of the Bank
255 Alhambra Circle                    (1996 to present); Senior Vice President
Coral Gables, FL 33134                 and Regional Sales Manager, NationsBank
                                       of Florida, N.A. (1996); Senior Vice
                                       President (1994 to 1996), and First Vice
                                       President (1987-1994), of Citizens
                                       Federal Bank, a Federal Savings Bank.

Nancy L. Ashton                 42     Senior Vice President and Assistant
255 Alhambra Circle                    Secretary of the Company (1993 to
Coral Gables, FL 33134                 present); Senior Vice President (1990 to
                                       present), Vice President (1988 to 1990), and Assistant Vice President (1984 to
                                       1988) of the Bank.

Jessica Atkinson                41     Senior Vice President of the Bank (1995
255 Alhambra Circle                    to present); Vice President (1991 to
Coral Gables, FL 33134                 1995) and Southeast Regional Director
                                       (1989 to 1991) of American Savings of
                                       Florida, F.S.B.

                                       POSITIONS WITH COMPANY
               NAME            AGE     AND BUSINESS EXPERIENCE

Pedro J. Gomez                 42      Senior Vice President of the Bank (1995
255 Alhambra Circle                    to present); Vice President, First Union
Coral Gables, FL 33134                 National Bank of Florida (1991 to 1995);
                                       Vice President of Southeast Bank, N.A.
                                       (1978 to 1991).

Anne Lehner-Garcia             35      Senior Vice President and Secretary of
255 Alhambra Circle                    the Bank (1993 to present); Senior Vice
Coral Gables, FL 33134                 President (1990 to present), Vice
                                       President (1987 to 1990) and Assistant
                                       Vice President (1986 to 1987) of the
                                       Bank.

Teresa Pacin                    42     Senior Vice President of the Bank (1995
255 Alhambra Circle                    to present); Vice President, NationsBank
Coral Gables, FL 33134                 of Florida, N.A. (1994 to 1995); Vice
                                       President, First Union National Bank of
                                       Florida (1985 to 1994).

(1) Under the merger agreement with Suncoast, Messrs. Mains, Guisti, and Cohen were appointed directors of the Company and the Bank, and Mr. Finch was appointed as a Director and a Vice Chairman of the Company and the Bank.

(2)         Anne W. Solloway is Alfred R. Camner's mother.

                                 ---------------

            All executive officers serve at the discretion of the Board of Directors and are elected annually by the Board.

            Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at its address set forth below.

                                 The Depositary:
                    AMERICAN STOCK TRANSFER AND TRUST COMPANY

             TO: AMERICAN STOCK TRANSFER & TRUST COMPANY, DEPOSITARY

     By Mail:             By Facsimile Transmission:            By Hand or Overnight Courier:
40 Wall Street         (For Eligible Institutions Only)                  40 Wall Street
New York, NY 10005              (718) 234-5001                           New York, NY 10005

                       To Confirm Receipt of Facsimile:
                                 (212) 936-5500

            Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                        The Information Agent:

                        Shareholder Communications Corporation
                        17 State Street, New York, NY  10004
                        Tel:  (800) 733-8481, Ext. 481 (toll free).